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EXHIBIT 99.3

                                  EARTHNETMEDIA

January 21,2004

The EMCO/Hanover Group
11740-11 Sunset Boulevard
Los Angeles, CA 90049

Attention: Mr. Bruce W. Barren,
           Group Chairman

Gentlemen:

As an Addendum to our letter of January 20, 2004, EMCO/Hanover should understand that according to the Beijing Guo Xin Well-tel Technology Co. Ltd., as division of the Ministry of Information Industry of People Republic of China ("Ministry") they has not executed an Agreement with an company of this type before, particularly with a US company which is outside of China. Furthermore, EMCO/Hanover should understand that Hongzhou TrunkingCom (Hongzhou) is the first of many projects under this Agreement which the Ministry would like EarthNetMedia and The EMCO/Hanover Group to undertake and to find Hongzhou a marketing and capital partner in North America. As consideration. In all cases, the Ministry will retain both a participating profit/ equity interest in each company selected (i.e. Hongzhou) plus a minority equity interest in Globe Link Capital, Inc. itself, to whom EMCO/Hanover has assigned its interest through JWG Enterprises, Inc.

Under the Hongzhou Agreement, EMCO/Hanover understands that Hongzhou has all of the necessary permits and licenses ("Intangibles") to do business in China. Minimally, these Intangibles are estimated to have a fair market value of between $250,000 and $500,000 ("Value") - depending on the type of license a foreign company/owner would like to obtain in China. This estimate, however, excludes the capitalized value of the enterprise to whom these intangibles have been granted. This Value is an estimate of the initial investment costs one incurs in start-up professional time and expenses over minimally a six to nine month period to quality for permits and licenses to conduct business in China, if they are granted at all. As you are well aware, even when one goes through the process, including the incurrence of the aforementioned costs, it does not guarantee that the foreign company desires to do business in China will be granted such licenses and permits.

Furthermore, in consideration for EarthNetMedia securing an Agreement for EMCO/Hanover with the Ministry, as referred to in our letter of January 20, 2004, it is the mutual understanding that EarthNetMedia directly, and EMCO/ Hanover, in a separate agreement with JWG Enterprises, Inc., will assign all of their respective rights therein to GlobeLink Capital, Inc, and that the capital stock of GlobeLink Capital will be initially divided as has been stated in the attached draft Agreement, the formalization of which EarthNetMedia understands will be completed concurrently with this mutual understanding.

We trust the above summarizes our various conversations and understandings.

Sincerely,
EarthNetMedia, Inc.

/s/ Alie Chang
Alie Chang
Chief Executive Officer

                           EMAIL: E@EARTHNETMEDIA.COM
P.O. Box 1665 o Santa Monica, CA 90406 o Tel: (310) 459-1081 Fax: (310) 459-S530